Exhibit 10.1

MARYLAND WALK
CONDOMINIUM SALE CONTRACT

NAME OF PURCHASER:	Enterprise Bank & Trust, a banking institution organized under the laws of the State of Missouri.

PURCHASER’S FEIN:	43-1472619

PURCHASER’S NOTICE
ADDRESS:	Enterprise Bank & Trust	Phone:	(314) 993-6200
	1281 N. Warson Road	Fax:	(314) 993-1741
St. Louis, MO 63132
Attn: Timothy P. Kelley

PURCHASER’S ATTORNEY:	Mary M. Machon, Esq.	Phone:	(314) 621-5070
	Armstrong Teasdale LLP	Fax:	(314) 612-2377
One Metropolitan Square, Suite 2600
St. Louis, MO 63102

SELLER:	Maryland Walk, LLC, a Missouri limited liability company

SELLER’S NOTICE
ADDRESS:	Maryland Walk, LLC	Phone:	(314) 721-3202
	165 North Meramec Avenue, Suite 400	Fax:	(314) 721-2154
Clayton, MO 63105
Attn: Kevin Kloster

SELLER’S ATTORNEY:	Alfred Henneboehle, Esq.	Phone:	(314) 241-9090
	Greensfelder, Hemker & Gale, P.C.	Fax:	(314) 241-6965
10 S. Broadway, Suite 2000
St. Louis, MO 63102

CONDOMINIUM UNIT(S):	Commercial Unit A and Commercial Unit B of Maryland Walk, A Condominium, together with each unit’s undivided share of the common elements, as more particularly described in the Declaration of Condominium for Maryland Walk, A Condominium recorded at Book 17274 page 3181 of the St. Louis County Recorder of Deeds Office, as amended as hereinafter provided, along with the right to use the limited common elements assigned to each Unit, including, but not limited to the improved covered parking spaces to be assigned at or before Closing.

PARKING SPACE(S)
ASSIGNED:	At or before Closing, Seller shall assign 12 parking spaces to Commercial Unit A (3 of said spaces being covered and 9 uncovered spaces) and 20 parking spaces to Commercial Unit B (6 of said spaces being covered and 14 uncovered spaces), which will constitute limited common elements from and after the date of such assignment.

TOTAL PURCHASE PRICE:	The total purchase price (“Total Purchase Price”) for the Condominium Units is the sum of Three Million Three Hundred Sixty-Six Thousand Dollars ($3,366,000.00) of which One Million Two Hundred Seventy-Nine Thousand Eighty Dollars ($1,279,080.00) are allocated to Commercial Unit A, and Two Million Eighty-Six Thousand Nine Hundred Twenty Dollars ($2,086,920.00) are allocated to Commercial Unit B.

PRICE AND TERMS:	The Total Purchase Price for the Units shall be paid as follows:

	(a)	Fifty Thousand Dollars ($50,000.00) (“Earnest Money”) on the signing of this Sale Contract, receipt of which (subject to collection) is hereby acknowledged.

	(b)	Two Hundred Seventy-Seven Thousand Dollars ($277,000.00) (“Gray Box Build-out Deposit”) on the signing of this Sale Contract, receipt of which (subject to collection) is hereby acknowledged.

	(c)	Three Million Thirty-Nine Thousand Dollars ($3,039,000.00), subject to further adjustments, prorations and additions as described in this Sale Contract shall be paid at Closing in the form of cash, cashier’s check or bank certified check.

PURCHASER:	SELLER:

ENTERPRISE BANK & TRUST	Maryland Walk, LLC

By: Conrad Maryland Walk, L.L.C., its sole member

By: /s/Timothy P. Kelley	By: /s/Robert E. Saur

Print Name: Timothy P. Kelley	Print Name: Robert E. Saur

Title: Senior Vice President	Title: Manager

Date: October 3, 2007	Date: October 3, 2007

THE SALE CONTRACT IS SUBJECT TO THE SALES CONDITIONS STATED ON THE FOLLOWING PAGES.

SALE CONDITIONS

Section 1

Purchase and Sale

      1.1 Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, at the Total Purchase Price and pursuant to the terms and conditions hereinafter set forth: (i) the Condominium Units identified above, including the limited common elements appurtenant thereto (the “Units”) in that certain condominium project known as Maryland Walk, a Condominium (the “Condominium Development”) constructed or to be constructed by Seller on the real estate (the “Real Estate”) located at the northeast corner of the intersection formed by Maryland Avenue and Brentwood Avenue, in Clayton, Missouri, (ii) the parking space(s) identified above (“Parking Space(s)”), and (iii) an undivided percentage interest as tenant-in-common in the Common Elements of the Condominium Development, as set forth in the Declaration hereinafter described (collectively (i), (ii), and (iii) are hereinafter referred to as the “Purchased Units”). The legal description of the Real Estate is set forth on Exhibit A hereto.

      1.2 The Condominium Development containing the Purchased Units is owned in the condominium form of ownership and has been submitted to the provisions of the Uniform Condominium Act of Missouri, Chapter 448, Revised Statutes of Missouri (the “Act”) pursuant to a Declaration of Condominium for Maryland Walk, a Condominium recorded at Book 17274, page 3187 of the St. Louis County Recorder of Deeds Office (the “Recorder’s Office”) (as amended from time to time, the “Declaration”) and the plat relating thereto recorded in Plat Book 354, page 706-728 of the Recorder’s Office (the “Plat”). The Condominium Development consists of a multi-story building containing both residential and commercial space. A floor plan of the Units as currently configured is attached hereto as Exhibit B-1. The Purchaser and Seller intend to modify the configuration of Commercial Unit A and Commercial Unit B prior to Closing. A floor plan of Commercial Unit A and Commercial Unit B as the parties intend to modify the same is attached hereto as Exhibit B-2. References in this Sale Contract to the “Units” or “Purchased Units” shall mean the Units or Purchased Units as shown on Exhibit B-2.

      1.3 This sale and Purchaser’s ownership of the Purchased Units, are subject to the terms and provisions of the Act and the Declaration and Purchaser agrees that from and after the Closing Date, as hereinafter defined, Purchaser will comply with, and will perform all of the obligations imposed upon a Unit Owner by the Act and/or the Declaration. Seller, as Declarant and also a Unit Owner, shall also be subject to the terms and provisions of the Act and the Declaration.

Section 2

Earnest Money and Gray Box Build-out Deposit

      2.1 The Earnest Money shall be deposited in an interest-bearing escrow account (which may also contain reservation deposits and earnest money deposits by buyers of other condominium units in the Condominium Development) created pursuant to an Escrow Agreement between Seller and U.S. Title Guaranty Company (“Escrowee”). The interest earned on the Earnest Money shall be considered part of the Earnest Money and will be credited against the Total Purchase Price at Closing or paid to Purchaser at Closing. The Earnest Money shall not be subject to attachment by any creditor of Purchaser, another buyer or Seller or by the holder of any lien against any portion of the Real Estate. The Earnest Money shall be applied to the Total Purchase Price at Closing, unless otherwise provided for herein.

      2.2 Purchaser acknowledges and agrees that this Sale Contract and Purchaser’s obligations are not contingent upon Purchaser securing a mortgage loan, or a commitment therefor, to finance Purchaser’s purchase of the Purchased Units.

      2.3 The Gray Box Build-out Deposit shall be paid to Seller and may be used by Seller to construct such improvements as may be necessary to create the Units by converting space in the Condominium Development parking garage to space which will be included in the Units and to put the Units in a gray box condition. The Gray Box Build-out Deposit shall be nonrefundable unless Seller breaches its obligations under this Sale Contract.

Section 3

Construction and Selections

      3.1 The Total Purchase Price includes only the Purchased Units in their “gray box” condition as more particularly set forth on Exhibit B-3 attached hereto. Purchaser acknowledges that Purchaser will be required to provide all other interior finish, interior walls, mechanical and electrical work, wiring, plumbing and any and all other work Purchaser desires or is required to do in order to finish the Purchased Units as Purchaser desires (collectively, the “Build-out Work”). All such Build-out Work shall be done pursuant to detailed plans and specifications (“Plans and Specifications”) developed by Purchaser and its consultants and approved by Seller. Seller agrees to not unreasonably withhold such approval. Seller shall not be responsible for any deficiencies of the Plans and Specifications, and Seller’s approval shall not constitute a warranty or representation that the Plans and Specifications are adequate, will work with the Purchased Units or that no additional work will be required in order to implement the Plans and Specifications. Seller’s sole responsibility to Purchaser under this Sale Contract is to deliver the Purchased Units in their “gray box” condition. The risk and costs associated to adapt the Purchased Units to Purchaser’s Plans and Specifications are solely the Purchaser’s. Except as provided in the Declaration, under no circumstances shall Purchaser be permitted to change, modify or alter Common Elements of the Condominium Development, including, without limitation, the building shell or common systems for areas which serve the entire Condominium Development, including, but not limited to, the chilled/heated water system, plumbing system and venting system. Purchaser’s Plans and Specifications shall not interfere with any Units or Common Elements located above or below the Purchased Units. On the Closing Date, Seller will furnish to assign to Purchaser, without recourse, any and all manufacturer’s, installer’s or supplier’s warranties covering the Personal Property.

      On or before the Closing Date, Purchaser and Seller, or one of Seller’s affiliated companies, shall enter into an agreement pursuant to which Seller, or its affiliate, will agree to perform the Build-out Work, such agreement to be substantially in the form of Agreement Between Owner and Contractor, AIA Document A114, as modified by the parties (“Construction Agreement”), a copy of which is attached to this Sale Contract as Exhibit D, and by this reference made a part hereof. Provided Seller or one of its affiliates is the contractor under the Construction Agreement, the Build-out Work may commence at such time as mutually agreed upon by Seller and Purchaser.

      3.2 The Purchased Units shall be constructed and completed in substantial compliance with the (i) outline plans and specifications dated April 8, 2003 (the “Plans”) prepared by Saur & Associates (the “Architect”) which are available for review and may be examined by Purchaser and are on file in the office of Seller, (ii) the Specification Sheet attached hereto as Exhibit B-3, (iii) the floor plan attached hereto as Exhibit B-2, and (iv) applicable governmental codes and requirements. The Build-out Work of the Purchased Units pursuant to the Plans and Specifications shall be conducted as provided for and in compliance with Schedule 3.2 attached hereto, to the extent the same does not conflict with the provisions of the Construction Agreement.

      3.3 No material modifications from the Plans or Specification Sheet shall be made without Purchaser’s approval which shall not be unreasonably withheld, conditioned or delayed. Purchaser shall respond to a request for such approval within ten (10) business days after receipt of the request, and, if Purchaser objects to such modification or substitution, Purchaser shall specify the reasons therefor. Failure to respond within said period shall be deemed to constitute Purchaser’s disapproval. In the event that Purchaser shall object to a material modification, Purchaser and Seller shall immediately meet to discuss an attempt to resolve Purchaser’s objections within thirty (30) days after Purchaser’s notice of objection to Seller. In the event that Seller and Purchaser, after using good faith efforts to resolve any objections, fail to come to agreement within seven (7) days after expiration of said thirty (30) day period, Purchaser, upon notice to Seller within five (5) days after expiration of said seven (7) day period, shall have the right, to terminate this Sale Contract and to receive a full refund of the Earnest Money and all other deposits made by Purchaser. Purchaser acknowledges and agrees that the floor plan attached hereto as Exhibit B-2 furnished Purchaser concurrently herewith represents only a graphic approximation of the scale and dimensions designated therein. The completed Units may vary from the floor plan and Plans, to an extent consistent with normal trade custom, practice and tolerance within the construction industry.

      3.4 The Purchased Units are two of a number of units constructed or to be constructed in the Condominium Development according to a general plan and design already determined, and this Sale Contract is a contract to purchase the Purchased Units upon their completion and shall not be construed as a contract to build the Purchased Units to the order of or at the direction of Purchaser, except with respect to any changes in the Plans as to the Purchased Units made by Purchaser and agreed to by Seller in writing or as described into this Sale Contract. In order to control the overall design and appearance of the Condominium Development, Seller reserves the right to select and modify the exterior colors, landscaping and finished materials of the Common Elements, provided the same do not adversely affect Purchaser or its ownership and occupancy of the Purchased Units.

      3.5 Within forty-five (45) days after the date of this Sale Contract, Purchaser shall deliver to Seller three (3) sets of preliminary Plans and Specifications. The Plans and Specifications shall cover all of the Build-out Work, and shall otherwise be sufficient to enable Seller to make an informed judgment about the nature, design and quality of construction and the suitability of the design for the Purchased Units. Seller’s approval or disapproval of the preliminary Plans and Specifications shall be communicated in writing to Purchaser within thirty (30) days after Seller’s receipt of the same, and disapproval shall be accompanied by specifications of the grounds for disapproval. If Seller fails to approve or disapprove the preliminary Plans and Specifications within such thirty (30) day period, Purchaser may, but shall have no obligation to, at any time thereafter, send written notice to Seller requesting Seller to approve or disapprove such Plans and Specifications. Seller’s failure to disapprove, with specific grounds for such disapproval, within ten (10) days after Seller’s receipt of Purchaser’s notice, shall be deemed to constitute approval by Seller of Purchaser’s preliminary Plans and Specifications. If Seller timely and reasonably disapproves any item or items of Purchaser’s preliminary Plans and Specifications, Purchaser shall cause them to be appropriately amended to reflect such changes as Seller may require and shall resubmit within ten (10) days after such disapproval, the amended Plans and Specifications to Seller for approval. Notwithstanding anything to the contrary contained herein, Seller shall only have the right to disapprove of Purchaser’s Plans and Specifications if such Plans and Specifications adversely affect the exterior, structure or systems of the Condominium Development, or cannot be implemented due to limitations on Seller’s ability to alter the Condominium Development imposed by the Act or the Declaration; otherwise, Seller shall approve of Purchaser’s Plans and Specifications.

      3.6 Prior to commencement of the Build-out Work, Purchaser shall prepare final Plans and Specifications which shall conform in all material respects to the preliminary Plans and Specifications. Such final Plans and Specifications shall take into account any deviation between the Plans and the actual condition of Purchased Unit as delivered at Closing and Seller shall not be responsible for any increased costs or the need to modify the Plans and Specifications which may result because the Purchased Unit or any systems running through the Purchased Unit are not as shown on the Plans. The final Plans and Specifications shall be submitted to Seller for approval prior to or at the same time they are submitted to the City of Clayton for approval. The approval of the Seller will not be unreasonably withheld. All Build-out Work shall be performed pursuant to the approved final Plans and Specifications. Notwithstanding anything to the contrary contained herein, Seller shall only have the right to disapprove of Purchaser’s final Plans and Specifications if such final Plans and Specifications adversely affect the exterior, structure or systems of the Condominium Development, or cannot be implemented due to limitations on Seller’s ability to alter the Condominium Development imposed by the Act or the Declaration; otherwise, Seller shall approve of Purchaser’s final Plans and Specifications.

      3.7 The Total Purchase Price includes, without additional cost to Purchaser, completed streets, common elements, limited common elements, sanitary sewers, water, gas, electricity and landscaping outside of the building, as provided in the Plans as they may be modified pursuant to this Sale Contract.

      3.8 The terms of this Section 3 of the Sales Conditions are intended to be complementary to the terms of the Construction Agreement. However, after closing, to the extent of any inconsistency between Sales Conditions and the Construction Agreement related to the Build-out Work, the terms of the Construction Agreement shall control.

Section 4

Completion and Closing

      4.1 The Purchased Units shall be conclusively deemed substantially complete (in its gray box condition) at such time as a certificate of substantial completion is executed by Paul Turner of Stewart Schaberg & Turner (the “Architect”) or any successor licensed architect selected by Seller and approved by Purchaser (who, after such selection and approval is made known to Purchaser shall be the “Architect” for all purposes hereunder) certifying that the work required to be performed by Seller hereunder (i.e. the construction of the Purchased Units in their gray box condition) has been substantially completed. If the Purchased Units are substantially complete but certain details or items remain incomplete, provided such incomplete details or items do not adversely affect Purchaser’s ability to use and occupy the Purchased Units the sale shall nevertheless close, but with a written list ("Punch List") of such incomplete details or items and a Punch List Escrow (as hereinafter defined). Purchaser and Seller shall sign the Punch List, and Seller or Seller’s affiliate shall complete, at its cost, the details or items on the Punch List as quickly as possible, but in no event later than ninety (90) days after Closing, subject to weather, strikes, acts of God, or any other causes, similar or dissimilar, beyond Seller's reasonable control. At Closing, an amount equal to 200% of the costs of completing the Punch List shall be withheld by Escrowee from the proceeds of sale (the “Punch List Escrow”) If Seller or Seller’s affiliate fails to complete such details or items, then the Seller's sole liability for completion of items or details shown on the Punch List is the forfeiture of the Punch List Escrow to Purchaser. Any dispute between Purchaser and Seller regarding construction matters (such as whether the Purchased Units are substantially complete or the existence and/or adequate correction of Punch List items) which Purchaser and Seller cannot resolve between themselves shall be submitted to the Architect for resolution, whose decision shall be final and binding on both parties and whose fees for rendering such decisions shall be paid by the party against whom such decision is rendered. If any of the common elements of the Condominium Development are not substantially completed prior to Closing, Purchaser shall remain obligated to perform all of Purchaser’s obligations under this Sale Contract as provided for herein, provided such incomplete details or items do not adversely affect Purchaser’s ability to use the Purchased Units, but Seller’s obligation to complete such common elements shall survive Closing. The Purchased Units shall be delivered to Purchaser in broom clean condition and with all window stickers removed.

      4.2 Upon substantial completion, which is estimated, but not guaranteed or assumed to occur on or before February 1, 2008 (“Target Delivery Date”), Seller shall notify Purchaser that the Purchased Units have been completed (or will be completed prior to the Closing Date) and shall designate the date and time for inspection of the Purchased Units and the date and time (“Closing Date”) for closing of this transaction (“Closing”), provided that the Closing Date shall not be less than five (5) days or more than ten (10) days following the date of such notice. The Closing Date set forth in such notice shall supersede any other dates set forth herein. In the event the Closing Date does not occur on or prior to February 15, 2008, Purchaser shall have the sole and absolute right to delay closing until February 29, 2008. Purchaser shall be entitled to possession of the Purchased Units at Closing, subject to Seller’s right to enter the Purchased Units as and when permitted by Purchaser to complete items set forth on the Punch List. Prior to Closing, Purchaser shall have reasonable access to the Purchased Units. Upon the Closing of the sale, Purchaser shall pay the balance of the Total Purchase Price, subject to the Closing adjustments provided for hereunder, and Closing charges, including, but not limited to, those for title insurance, recording fees for the deed (all other recording fees to be borne by Seller), one-half of escrow fees (the other half to be borne by Seller) and insurance. Time is of the essence in this Contract. Closing shall take place at the offices of Escrowee in Richmond Heights, Missouri.

      4.3 General taxes based on the latest available assessment and rate and condominium assessments shall be prorated as of the date of Closing. Seller shall furnish a general warranty deed, subject to rights-of-way of record, the Declaration, the recorded plat of Maryland Walk, a Condominium, utility easements of record, zoning regulations, general taxes for the then current year and thereafter, not yet due and payable, special taxes or assessments becoming a lien after execution of this Sale Contract, and those other items as may be set forth on Schedule 4.3 attached as a part hereof (“Permitted Exceptions”). Title shall be marketable in fact subject to the matters provided for herein. The Purchased Units shall be conveyed free and clear of any mechanic's liens based on Seller's work or the Build-out Work, if the same is being performed by Seller or Seller’s affiliate, and Purchaser is not then in default under the Construction Agreement or, at Purchaser’s option, Seller shall cause the title insurance company insuring Purchaser's title to issue its policy insuring over such mechanic's liens. If title is found to be imperfect and Seller cannot perfect title within sixty (60) days after the date fixed for Closing, all Earnest Money shall be returned to Purchaser, together with any interest accrued thereon, and both parties shall be deemed released from any obligations or liability hereunder. At Closing, Purchaser shall, in addition to the foregoing amounts, pay a special fee equal to three (3) times the current monthly assessment assessed by the Maryland Walk Condominium Association (the “Association”) to fund operating and capital reserves for payment of common expenses.

      4.4 If the Purchased Units are not separately assessed on the Closing Date, general taxes shall be prorated based on the assessed valuation of the Condominium Development, including the Real Estate and the share of the Purchased Units in the common elements of the Condominium Development, as set forth in the Declaration, with a final adjustment made once the separate assessment is completed.

Section 5

Defaults

      5.1 If Purchaser shall fail to make any payments herein provided for when due, or shall materially breach its obligations under the terms of this Sale Contract and does not cure such failure within ten (10) days after Purchaser’s receipt of notice thereof from Seller, or if such default cannot reasonably be cured within ten (10) days, fails to commence such cure within ten (10) days and fails to thereafter diligently prosecute said case to completion, Seller shall retain the Gray Box Build-out Deposit, the Earnest Money, plus all accrued interest thereon, and all other sums theretofore paid by Purchaser under this Sale Contract or the Construction Agreement, as liquidated damage in full settlement of all claims by Seller against Purchaser and as Seller’s sole and exclusive remedy. If Seller materially breaches Seller’s obligations hereunder and is thus in default and Seller fails to cure such default within ten (10) days after Seller’s receipt of notice thereof from Purchaser, or if such default cannot reasonably be cured within ten (10) days, fails to commence such cure within ten (10) days and fails to thereafter diligently prosecute said case to completion, Purchaser’s sole remedy shall be to either (i) terminate this Sale Contract and receive a refund of the Earnest Money together with all interest earned thereon, plus the Gray Box Build-out Deposit, or (ii) pursue any remedy available at law or in equity, including, but not limited to specific performance.

Section 6

Warranties

      6.1 SELLER WARRANTS THAT THE PURCHASED UNITS AND THE COMMON ELEMENTS IN THE CONDOMINIUM ARE SUITABLE FOR THE ORDINARY USES OF REAL ESTATE OF ITS TYPE AND ANY IMPROVEMENTS MADE OR CONTRACTED FOR BY SELLER, OR MADE BY ANY PERSON BEFORE THE CREATION OF THE CONDOMINIUM, SHALL BE: (I) FREE FROM DEFECTIVE MATERIAL; AND (II) CONSTRUCTED IN ACCORDANCE WITH APPLICABLE LAW, ACCORDING TO SOUND ENGINEERING AND CONSTRUCTION STANDARDS, AND IN A WORKMANLIKE MANNER. IN ORDER TO MAKE ANY WARRANTY CLAIM AGAINST SELLER, PURCHASER MUST NOTIFY SELLER IN WRITING WITHIN THE TWO YEAR PERIOD PROVIDED FOR IN SECTION 6.6 AS TO ANY DEFECTS COVERED BY THESE WARRANTIES.

      6.2 THE WARRANTY DESCRIBED HEREIN SHALL BE IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER OBLIGATION ON THE PART OF SELLER. ALL OTHER WARRANTIES WITH RESPECT TO THE PURCHASED UNITS SOLD HEREUNDER ARE HEREBY DISCLAIMED, TO THE EXTENT PERMITTED BY LAW, WHETHER IMPLIED OR ARISING BY OPERATION OF LAW, COURSE OF DEALING, CUSTOM AND PRACTICE, OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, HABITABILITY, MERCHANTABILITY, AND FITNESS FOR PURPOSE. ANY OTHER PRESENTATIONS, STATEMENTS OR PROMISES MADE BY ANY PERSON ARE UNAUTHORIZED AND ARE NOT BINDING UPON SELLER. THE WARRANTY DESCRIBED HEREIN DOES NOT APPLY TO ANY MANUFACTURED ITEM SUCH AS APPLIANCES, FIXTURES, EQUIPMENT, OR ANY OTHER ITEM WHICH IS COVERED BY A MANUFACTURER’S WARRANTY.

      6.3 THE PARTIES AGREE THAT THE PURCHASER’S SOLE AND EXCLUSIVE REMEDY AGAINST THE SELLER SHALL BE FOR THE REPAIR OR REPLACEMENT OF DEFECTIVE PARTS OR MATERIALS AS PROVIDED HEREIN. THE PURCHASER AGREES THAT NO OTHER REMEDY (INCLUDING BUT NOT LIMITED TO INCIDENTAL OR CONSEQUENTIAL DAMAGES) SHALL BE AVAILABLE TO PURCHASER.

      6.4 PURCHASER ACKNOWLEDGES THAT PURCHASER HAS READ AND UNDERSTOOD THIS PROVISION, AND THAT PURCHASER UNDERSTANDS AND AGREES THAT, BY ENTERING INTO THIS CONTRACT AND ACCEPTING THE BENEFITS OF ANY EXPRESS WARRANTIES INCORPORATED HEREIN, PURCHASER HAS KNOWINGLY RELINQUISHED ANY AND ALL OTHER WARRANTIES OF ANY KIND OR NATURE.

      6.5 AS TO THE PERSONAL PROPERTY AND AS TO ANY OTHER CONSUMER PRODUCT (AS THAT TERM MAY BE DEFINED UNDER APPLICABLE FEDERAL AND STATE LAWS) WHICH MAY BE CONTAINED IN THE PURCHASED UNITS, SELLER NEITHER MAKES NOR ADOPTS ANY WARRANTY OF ANY NATURE REGARDING SUCH PERSONAL PROPERTY AND OTHER CONSUMER PRODUCTS AND SPECIFICALLY EXCLUDES AND DISCLAIMS EXPRESS OR IMPLIED WARRANTIES OF ANY NATURE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY FOR A PARTICULAR PURPOSE.

      6.6 THE UNIFORM CONDOMINIUM ACT OF MISSOURI (THE “ACT”), CHAPTER 448, PROVIDES A SIX (6) YEAR STATUTE OF LIMITATIONS FOR THE FILING OF ANY ACTION RESULTING FROM THE BREACH OF ANY WARRANTY REFERENCED ABOVE OR PRESCRIBED IN THE ACT. PURCHASER AND SELLER MUTUALLY AGREE, HOWEVER, TO LIMIT THE PERIOD OF THE STATUTE OF LIMITATIONS FROM SIX (6) YEARS TO TWO (2) YEARS AS PERMITTED BY SECTION 448.4-116 OF THE ACT. ON OR BEFORE THE CLOSING DATE SELLER SHALL SIGN A SEPARATE WRITING TO ACKNOWLEDGE THIS LIMITATION.

      6.7 ANY WARRANTY PERIOD PROVIDED FOR IN THIS CONTRACT SHALL COMMENCE ON THE CLOSING DATE.

Section 7

Purchaser's Right to Cancel;
Escrow of Earnest Money Deposit; Contingencies

      7.1 Within ten (10) days after Purchaser's receipt of the original Sales Certificate referred to in Section 8.6 hereof, or within five (5) days after execution of this Sale Contract, whichever is longer (but, in any event, before conveyance of the Purchased Units to Purchaser), Purchaser may cancel this Sale Contract. In the event that Purchaser elects to cancel this Sale Contract in accordance with the immediately preceding sentence, Purchaser must deliver to Seller a written notice of cancellation by hand or by certified or registered U.S. Mail, return receipt requested, with a copy to Escrowee, U.S. Title Guaranty Company, 7930 Clayton Road, Suite 200, St. Louis, MO 63117.

      7.2 In the event that Purchaser elects to cancel in accordance with Section 7.1, the earnest money deposits, plus accrued interest thereon, will be returned to Purchaser pursuant to Section 448.4-108 of the Act.

      7.3 Purchaser’s obligation to consummate the purchase provided for herein shall be subject to the fulfillment, by satisfaction or waiver, of the following contingencies on or before November 30, 2007 (the “Feasibility Period”):

          (a) Title and Survey. Purchaser shall order a commitment (“Commitment”) for an ALTA owner’s policy of title insurance together with copies of all exceptions listed on Schedule B of the Commitment from a title company of its choosing (the “Title Company”). Purchaser’s obligations under this Sale Contract are subject to Purchaser’s approval, in Purchaser’s reasonable discretion, of (i) the Commitment reflecting good and marketable fee simple title to the Purchased Units and all easements and other rights benefiting the Purchased Units in a condition approved by Purchaser with such coverage and including such endorsements as Purchaser may require, such Commitment being in a form reasonably satisfactory to Purchaser, and (ii) a survey (“Survey”) of the Purchased Units. If Purchaser orders a Survey, Purchaser shall notify Seller of its approval or disapproval of the Commitment and the Survey within the Feasibility Period. In the event that the Commitment reveals any title matters which are not Permitted Exceptions and unsatisfactory to Purchaser, in Purchaser’s reasonable discretion, or in the event on the Survey obtained by Purchaser there are disclosed any encroachments, protrusions, overlaps, or boundary line disputes, any easements or rights of way not of record, any strips or gores or any other matters which are unsatisfactory to Purchaser, in Purchaser’s reasonable discretion, Seller shall, upon written request by Purchaser, use good faith efforts to remove such unsatisfactory title matters as soon as practicable after receipt of Purchaser’s notice thereof unless Seller gives Purchaser written notice that it declines to do so as provided below. If Purchaser does not send written notice to Seller of its objections to the Commitment and/or Survey within the Feasibility Period, Purchaser shall be deemed to have waived any right to disapprove matters shown on the Commitment and/or Survey and any such matters shown on the Commitment and/or Survey not objected to shall be deemed an additional Permitted Exception, and this Sale Contract shall continue in full force and effect. If Seller is unable or unwilling to cure all matters objected to by Purchaser on or before the date that is ten (10) days after the date Seller receives written notice of Purchaser’s objections, Seller shall notify Purchaser of Seller’s inability or unwillingness to cure such matters and Purchaser may at its option: (i) accept the state of title subject to the defect, in which event said conditions and exceptions shall be accepted for all purposes; or (ii) reject the state of title, in which event this Sale Contract shall become null and void and of no further force and effect, and the Earnest Money and interest thereon shall be returned to Purchaser without further liability of either party to the other. Purchaser shall have ten (10) days from the Seller’s written notification that it will not cure or is unable to cure to determine which of (i) or (ii) above Purchaser will elect. Notwithstanding the foregoing, if there is a defect of title that is not a Permitted Exception or named on the Commitment or shown on the Survey but which becomes known prior to Closing and which defect was not caused by Purchaser, then said defect shall be deemed a title defect not approved by Purchaser, and Seller and Purchaser agree to give prompt written notice to the other upon learning of any such title defect. Upon receipt of notice of a title defect, Seller shall, using its good faith and diligent efforts, promptly and in good faith, attempt to cure such defect. If Seller is unable to cure such defect by the date which is thirty (30) days after Seller receives written notice of such defect, and such defect is a material defect, Purchaser shall have the right, at its sole option, to terminate this Sale Contract, and in the event of such termination, Purchaser shall be entitled to receive a return of its Earnest Money and interest thereon.

          (b) Zoning, Permits and Approvals. Purchaser shall have obtained from all applicable federal, state, county, city, district, municipal and other authorities all permits, ordinances, resolutions, licenses and approvals including, without limitation, the obtaining of the proper zoning, use classifications, special uses, architectural approvals and permits, and building and sign permits, so as to permit, to the satisfaction of Purchaser, the development and the use by Purchaser of the Purchased Units.

          (c) Regulatory Approval. Purchaser shall have obtained from the appropriate banking authorities having regulatory jurisdiction over Purchaser, including, but not limited to the Missouri Division of Finance and the Federal Deposit Insurance Corporation, such authorization and approvals as may be necessary to open and maintain the premises as a branch office and bank as desired by Purchaser.

Seller agrees to cooperate fully with Purchaser in Purchaser’s attempt to satisfy said contingencies, and in connection therewith, Seller agrees to execute such documents as may be necessary for Purchaser to make applications and obtain approvals or otherwise as is reasonably necessary for Purchaser to satisfy the contingencies.

If Purchaser gives written notice to Seller on or before the expiration of the Feasibility Period, as the same may be extended by mutual agreement of the parties, that it desires to terminate this Sale Contract due to the inability of Purchaser or Seller (where applicable) to satisfy or waive one or more of the foregoing contingencies, then this Sale Contract shall be terminated and of no further force or effect and the Earnest Money plus interest thereon shall be returned to Purchaser without further act of Seller required. If Purchaser does not give the foregoing written notice to Seller on or before the expiration of the Feasibility Period, then Purchaser shall be deemed to have waived all of the foregoing contingencies and this Sale Contract shall continue in full force and effect.

Section 8

Miscellaneous

      8.1 If, after this Sale Contract is executed, but prior to Closing, the Purchased Units or the Condominium Development is destroyed or substantially damaged by fire, windstorm, or other casualty this Sale Contract shall be deemed terminated unless Seller elects to effect restoration. If terminated, all sums paid here under by Purchaser to Seller shall be returned to Purchaser and both parties shall thereupon be relieved of all further obligations hereunder. If Seller elects to affect restoration the Closing shall be extended accordingly. Purchaser shall have no claim to any insurance proceeds and Seller shall be entitled to all insurance proceeds. No title shall pass to Purchaser prior to Closing of the sale of the Purchased Units.

      8.2 This Sale Contract may not be assigned by Purchaser except with the prior written consent of the Seller, which consent may be withheld in Seller's reasonable discretion. Notwithstanding anything to the contrary contained herein, Purchaser may assign this Sale Contract to any entity controlled by or under common control with Purchaser, without Seller’s prior written consent. Any assignment of this Sale Contract by Purchaser shall not release Purchaser from Purchaser's obligations under this Sale Contract and Purchaser shall remain liable hereunder. This Sale Contract shall bind the heirs, legal representatives, successors and assigns of the parties hereto.

      8.3 Seller reserves the right to all utility refunds (including, but not limited to, gas, water and electric utilities) arising out of the development and construction of the Condominium Development. On Closing, Purchaser shall execute an appropriate assignment to Seller, on Seller's forms, of all such refund rights, and said refund rights shall also be deemed reserved to Seller, whether or not so assigned and whether or not reserved in the deed of conveyance which conveys the Purchased Units to Purchaser.

      8.4 Unless otherwise specified herein with respect to specific notices, notices, demands, requests or other communications required or which may be given under this Contract shall be in writing, and delivered either personally, or by certified or registered mail, or by nationally recognized overnight courier such as Federal Express, UPS, etc., to the addresses indicated for each party, or to such other address as designated by a party by similar notice to the other party. Notice to any one Purchaser, if more than one, shall constitute notice to all. Date of notice shall be the date of delivery in the case of delivered notice or the date of posting in the mail in the case of mailed notice or the next business day if delivered via overnight courier service.

      8.5 Purchaser represents that Purchaser is not represented by a broker or agent in this transaction and Purchaser agrees to defend, indemnify and hold Seller harmless with respect to any claims, costs and expenses (including attorney's fees) due to any claim made by a broker or agent arising out of breach of this representation. Seller represents that Seller (is or is not) represented by a broker or agent in this transaction and Seller agrees to defend, indemnify and hold Purchaser harmless with respect to any claims, costs and expenses (including attorney's fees) due to any claim made by a broker or agent arising out of breach of this representation.

      8.6 Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that this Sale Contract is subject to the provisions of the Original Sales Certificate for Maryland Walk, A Condominium (“Original Sales Certificate”), to be delivered to Purchaser in connection with this Sale Contract.

      8.7 Whenever it is provided in this Sale Contract that days shall be counted, the first day to be counted shall be the day following the date on which the event causing the period to commence occurs. If the date for performance of any act hereunder falls on a Saturday, Sunday or legal holiday, then time for performance thereof shall be deemed extended to the next successive business day.

      8.8 The provisions of Sections 3.5, 3.6, 4.1, 4.4, 6.1 through 6.6, 8.3, 8.5, 8.14 and Schedule 3.2 shall survive Closing.

      8.9 Purchaser and Seller confirm that disclosure of the licensee’s relationship as shown on Attachment 1, if any, was made no later than the first showing of the property or immediately upon the occurrence of a change to the relationship.

      8.10 Purchaser acknowledges that the Purchased Units comprises a part of a multistory condominium development and as such, the occupant of such Purchased Units may encounter conditions inherent in multifamily living including but not limited to the potential transmission of sound and odors encountered in multifamily dwellings. Purchaser further acknowledges that construction on the Condominium Development may be on-going after Closing. As with any new development project, such construction may cause inconveniences to residents.

      8.11 The Seller and Purchaser intend to modify the configuration of the Commercial Unit A and Commercial Unit B from the configuration shown on Exhibit B-1 to the configuration shown on Exhibit B-2. Such reconfiguration includes, among other things, expansion of the Commercial Unit A and Commercial Unit B by conversion of certain parking spaces to part of the Commercial Unit A and Commercial Unit B. This Sale Contract and the parties’ obligations hereunder are contingent upon, on or prior to the Closing Date, Seller’s execution and recording of such amendment(s) to the Declaration and the Plat as may be necessary to establish the contemplated modifications to the Purchased Units as a unit in the Condominium Development, which said amendment shall be in substantially the form of Exhibit C attached hereto and incorporated herein.

      8.12 Until the election of the Board of Managers (as defined in the Declaration), the Seller appointed Board shall have the right to enter into contracts or leases with independent contractors, at reasonably competitive rates for such periods of time and upon such terms as Seller shall determine, to provide the Condominium with any necessary or convenient services, including, but not limited to, landscaping service, trash and snow removal service, cable television service, security service and the services of a managing agent. Purchaser specifically waives any right granted by the Act to terminate such contracts or to vote to terminate any such contracts provided they are commercially reasonable and not outside of those contemplated by the initial budget. Seller has entered or will later enter into bona-fide contracts with non-related parties, from time to time, the terms of which contracts shall not exceed one year after the election of the Board of Managers. If Seller pays for any services on behalf of the Association or advances any funds to the Association for such purposes, Seller shall be entitled to be reimbursed for such amounts by the Association.

      8.13 For the purpose of completing the construction and sales promotion of the units in the Condominium, Seller and its agents are hereby given full right and authority to place and maintain on, in or about the Condominium model residences, sales offices, construction offices, signs and lighting related to said sales promotion and construction purposes, for such period of time, at such locations and in such forms as shall be determined by Seller in its sole and absolute discretion, provided the same do not interrupt or materially inconvenience Purchaser’s use or occupation of the Purchased Units. Seller, its agents and prospective condominium purchasers, are also hereby given, for construction and sales promotional purposes, the right of entry upon and ingress and egress to and from the Condominium (excluding the Units after Closing). Seller may enter into leases for unsold Units upon such terms and conditions as Seller may elect.

      8.14 In connection with any litigation arising out of this Sale Contract, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys fees.

Section 9

Disclosures

      9.1 Purchaser acknowledges the following:

          (a) The Association budget provided to Purchaser is based on estimated expenses only and may increase or decrease when the actual expenses of the Association become known.

          (b) No representations are made regarding the zoning of adjacent property, or that the category to which adjacent property is zoned may not change in the future.

          (c) No representations are made regarding which schools may now or in the future serve the Purchased Units.

          (d) Since in every neighborhood, there are conditions which different purchasers may find objectionable, Purchaser acknowledges that there may be conditions outside of the Condominium property which Purchaser finds objectionable and that it shall be the sole responsibility of Purchaser to become acquainted with neighborhood conditions which could affect the Purchased Units.

          (e) No representations are made that the Purchased Units are or will be soundproof or that sound may not be transmitted from one Unit to another.

          (f) The Condominium floor plans and the dimensions and square footage calculations shown thereon are only approximations. Any Purchased Unit Owner who is concerned about any representations regarding the floor plans should do his/her own investigation as to the dimensions, measurements and square footage of his/her purchased Unit.

Section 10

Exhibits

      10.1 The following Exhibits, Schedules and Attachments are attached to this Sale Contract and are incorporated herein and made a part hereof:

Attachment 1	-	Broker Disclosure
Exhibit A	-	Legal Description of Real Estate
Exhibit B-1	-	Floor Plan of Purchased Units as Currently Configured
Exhibit B-2	-	Floor Plan of Purchased Units as Modified Pursuant to Sale Contract
Exhibit B-3	-	Gray Box Specification Sheet
Exhibit C	-	Form of Declaration Amendment/Plat Amendment
Exhibit D	-	Form Construction Contract
Other Exhibits	-

Schedule 3.2	-	Construction Requirements
Schedule 4.3	-	Permitted Exceptions